Exhibit 99.6

Mobiquity Technologies Files Form 8-K

NEW YORK, NY Dec. 01, 2022 (GLOBE NEWSWIRE) -- Mobiquity Technologies, Inc. (Nasdaq: MOBQ) (the “Company”), a leading provider of next-generation data intelligence and advertising technologies, announce that on November 25, 2022, it received a deficiency notification from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company of its noncompliance with the Nasdaq Listing Rule 5250 (c)(1) due to its failure to file its Form 10-Q for the period ended September 30, 2022. Under Nasdaq’s Rules, the Company has 60 calendar days to submit a plan to regain compliance. It is anticipated that the Form 10-Q will be filed by the Company on or about December 9, 2022.

As more fully described in the recently filed Form 8-K, the Audit Committee of the Company and its prior independent public accountant, determined that it is necessary to file Form 10-K/A No. 2 to amend various financial information in the Company’s annual report with respect to the audited financial statements for the fiscal years ending December 31, 2021 and 2020 and the quarterly information pertaining to those fiscal years. The aforementioned amended annual report caused the Company to be late with the filing of its Form 10-Q for the quarter ended September 30, 2022.

On November 28, 2022, the Audit Committee of Mobiquity Technologies, Inc.’s board of directors determined that its Form 10-K/A filed on May 23, 2022, which included the audited consolidated financial statements for the years ended December 31, 2020 and 2021, could no longer be relied upon because the year ended December 31, 2020 overstated its net loss by approximately $3,287,000 primarily as a result of the erroneous recording of various non-cash expenses.

The Company has notified its prior and current independent auditors of the need to file a Form 10-K/A No. 2 with new audited consolidated financial statements for the years ended December 31, 2020 and 2021 to correct the errors that resulted in an overstatement of the net loss in both years.

It is the intention of the Company that the Form 10-K/A No. 2 will contain in the notes to consolidated financial statements condensed quarterly balance sheets, statements of operation and statements of cash flows to correct quarterly information for the periods ended March 31, 2021 and 2020, June 30, 2021 and 2020 and September 30, 2021 and 2020. Accordingly, the quarterly reports for these periods cannot be relied upon and will be superseded and/or supplemented by the information contained in the aforementioned Form 10-K/A No. 2. It should be noted that in the opinion of management:

•	None of the transactions involve misstatements of cash or other assets. All transactions are of a non-cash nature.
•	None of the transactions involve revenue recognition or gross profit.
•	The Company is a single reporting unit, thus the transactions do not involve an individual segment.
•	The misstatements do not affect compliance with regulatory requirements.
•	None of the transactions affect debt covenants.
•	The misstatements do not have an effect on management’s compensation.
•	The misstatements do not involve concealment of any unlawful transaction.
•	The net effects of restating the financials would result in a reduction in net loss as opposed to a reduction in income, except for the first quarters of 2020 and 2021.
•	The net effect on equity is $0 for each quarter and annual period affected, and no other area of the balance sheet is affected.

The annual consolidated financial statements of the Company, and its Form 10-K, for fiscal 2021 was previously restated and amended with the SEC and incorporate the correction of the majority of these items for the annual 2021 period.

The Company plans to restate certain financial information contained in its Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 for the impact of correcting the aforementioned errors in its Form 10-Q for the nine months ended September 30, 2022.

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About Mobiquity Technologies

Mobiquity Technologies, Inc. is a next-generation, Platform-as-a-Service (PaaS) company for data and advertising. The Company maintains one of the largest audience databases available to advertisers and marketers through its data services division. Mobiquity Technologies’ Advangelists subsidiary (www.advangelists.com) provides programmatic advertising technologies and insights on consumer behavior. For more information, please visit: https://mobiquitytechnologies.com

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "target," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Mobiquity Technologies, Inc. Investor Relations:

Columbia Marketing Group

Email: john@TheColumbiaMarketingGroup.com

Phone: 646-736-1900

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